Exhibit 99.1

P. O. Box 1980
Winchester, VA 22604-8090

Contact:	Kevin Dunnigan Treasury Director 540-665-9100

Carol Moerdyk Announces Retirement from American Woodmark Board of Directors

WINCHESTER, Va., May 25, 2022 -- American Woodmark Corporation (NASDAQ: AMWD) announced today that Carol Moerdyk will not stand for re-election to the Company's Board of Directors at the next annual shareholders meeting.

Please join American Woodmark's Board of Directors in extending best wishes to Carol Moerdyk, who has served on the Board for the past seventeen years and has been part of the Audit and Governance, Sustainability, and Nominating Committees.

Mr. Vance Tang, Chair of the Board, commented, “We have greatly appreciated and benefited from Carol’s seventeen years of service to American Woodmark's Board and Committees. As part of our Board's refreshment planning, we have taken this transition as an opportunity to bring new perspectives and insights through the recent addition of Latasha Akoma with her substantial experience in manufacturing operations, among other areas.”

Mr. Scott Culbreth, President and CEO, remarked, " Our organization has grown and become stronger thanks to Carol’s commitment to our mission, vision, and values. I have had the honor of working with Carol for the past eight years as a member of the management team and most recently as a member of the Board. She has been an advocate and supporter of American Woodmark, and I thank her for her many contributions over the years."

The Board thanks Carol for her many years of dedicated service, and we wish her the best in her retirement.

About American Woodmark

American Woodmark celebrates the creativity in all of us. With over 10,000 employees and more than a dozen brands, we’re one of the nation’s largest cabinet manufacturers. From inspiration to installation, we help people find their unique style and turn their home into a space for self-expression. By partnering with major home centers, builders, and independent dealers and distributors, we spark the imagination of homeowners and designers and bring their vision to life. Across our service and distribution centers, our corporate office, and manufacturing facilities, you’ll always find the same commitment to customer satisfaction, integrity, teamwork, and excellence. Visit americanwoodmark.com to learn more and start building something distinctly your own.

Safe harbor statement under the Private Securities Litigation Reform Act of 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors that may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K. The Company does not undertake to publicly update or revise its forward looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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